Exhibit 10.1

BECKMAN COULTER, INC.

SEPARATION PAY PLAN

BECKMAN INSTRUMENTS, INC. (the “Company”) adopted the Beckman Instruments, Inc. Separation Pay Plan (the “Plan”) as of the 25th day of October, 1993. The Plan is a welfare benefit plan which is designed to provide payments upon severance to certain employees of the Company and its divisions and subsidiaries. The Plan (including any amendments thereto) is hereby amended and restated in its entirety effective December 9, 2010, except as otherwise noted below.

W I T N E S S E T H:

ARTICLE I.

TITLE AND DEFINITIONS

1.1 - Title.

This Plan shall be known as the “Beckman Coulter, Inc. Separation Pay Plan.”

1.2 - Definitions.

Whenever the following terms are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Additional Benefit” shall mean the benefit payable under Section 2 of Appendix E, provided all conditions for eligibility are satisfied.

“Administrator” shall mean (1) as to a Covered Employee, the Compensation Committee, and (2) as to any other individual, the Senior Vice President - Human Resources or his or her delegate, as set forth in Article IV.

“Anniversary Date” shall mean the date recorded in the Company’s payroll records for purposes of determining an Employee’s vacation accrual rate. The determination of an Employee’s Anniversary Date shall be made by the Company in its sole and absolute discretion.

“Basic Benefit” shall mean the benefit payable under Section 1 of Appendix E, provided all conditions for eligibility are satisfied.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall mean (i) Beckman Coulter, Inc., a Delaware corporation, (ii) any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, which shall expressly agree in writing to continue the Plan as herein provided, and (iii) unless the context indicates otherwise, any subsidiary of Beckman Coulter, Inc. which, with the written approval of Beckman Coulter, Inc. elects to participate herein.

“Compensation Committee” shall mean the Organization and Compensation Committee of the Board of Directors of Beckman Coulter, Inc.

“Covered Employee” shall mean an Employee whose compensation, at the relevant time, must (in accordance with applicable law, listing rules, or the Company’s governance policies) be approved by the Compensation Committee.

“Eligible Employee” shall mean an Employee who becomes eligible for a Separation Benefit in accordance with Section 2.1.

“Employee” shall mean any person who is classified by the Company as a person who renders services to the Company in the status of “employee” as that term is defined in Section 3121(d) of the Code (or its subsequent counterpart), other than any person classified by the Company as (i) a non-resident alien, or (ii) an intern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Plan” shall mean the Beckman Coulter, Inc. Separation Pay Plan as set forth herein, now in effect or hereafter amended.

“Service” shall mean the period beginning with an Employee’s Anniversary Date and ending with the Employee’s Severance Date.

“Separation from Service” means, as to a particular Employee, a termination of services provided by the Employee to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Administrator in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether an Employee has experienced a Separation from Service, the following provisions shall apply:

(i) For an Employee who provides services to an Employer as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Employee has experienced a termination of employment with the Employer. An Employee shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Employee and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Employee for the Employer after the applicable date, or (B) that the level of bona fide services the Employee will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Employee (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer less than 36 months). However, if the Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Employee and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Employee retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Employer.

(ii) For an Employee who provides services to an Employer as an independent contractor, except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Administrator to constitute a good-faith and complete termination of the contractual relationship between the Employee and such Employer.

(iii) For an Employee who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Employee has ceased providing services for the Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (ii) above. Similarly, if an Employee either (A) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Employee will not be considered to have experienced a Separation from Service until the Employee has ceased providing services for such Employer in both capacities, as determined in accordance with clauses (i) and (ii) above.

Notwithstanding the foregoing provisions in this definition, if an Employee provides services for an Employer as both an employee and as a member of its board of directors, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by the Employee as a director shall not be taken into account in determining whether the Employee has experienced a Separation from Service as an employee, and the services provided by such Employee as an employee shall not be taken into account in determining whether the Employee has experienced a Separation from Service as a director, for purposes of this Plan.

For purposes of this definition of “Separation from Service,” the term “Employer” means the Company or subsidiary of the Company that the Employee last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

“Separation Benefit” shall mean the severance benefit payable pursuant to Section 3.1, provided all conditions for eligibility are satisfied. Notwithstanding the foregoing, with respect to an Eligible Employee eligible for the benefits provided in Appendix E, for purposes of Article III, Separation Benefit shall mean the Basic Benefit and, if applicable, the Additional Benefit described in Appendix E. Notwithstanding the foregoing, (1) with respect to an Eligible Executive Employee (as defined in Appendix C), for purposes of Article III, Separation Benefit shall mean the Executive Benefit described in Appendix C and (2) with respect to an Offer Letter

Employee (as defined in Appendix F), for purposes of Article III, Separation Benefit shall mean the Offer Letter Benefit described in Appendix F.

“Severance Date” shall mean the date the Eligible Employee incurs a Separation from Service.

“Weekly Base Compensation” shall mean the Eligible Employee’s hourly base rate of compensation (including shift premium and shift differential, if any) in effect as of his or her Severance Date times the lesser of (i) forty (40) or (ii) the number of hours the Eligible Employee was regularly scheduled to work immediately prior to his or her Severance Date. For Employees with a monthly base rate, the hourly base rate is determined by dividing the monthly base rate by 173.33. By way of illustration and not limitation, Weekly Base Compensation shall not include overtime earnings, bonuses or other supplemental compensation.

ARTICLE II.

ELIGIBILITY

2.1 - Eligibility Requirements.

(a) An Employee shall be eligible for a Separation Benefit if he or she is an Employee of the Company, and the Company or its delegate determines that he or she has incurred a Separation from Service as a result of a layoff; provided, however, that an Employee otherwise eligible for such benefit shall not be entitled to such benefit if the Employee is laid off but, on or in connection with such layoff, is or had been offered a different job by the Company or one of its subsidiaries and such job is or was (1) at a location not more than 50 miles from his or her then current principal place of employment, or (2) at a career band level that is not lower than one career band beneath his or her then current position. Employees covered by a collective bargaining agreement are not eligible for a Separation Benefit unless eligibility under this Plan has specifically been extended to such Employees through the collective bargaining agreement.

(b) Notwithstanding the foregoing, an Employee shall not be eligible for a Separation Benefit if (1) his or her work hours are reduced, as opposed to eliminated; (2) his or her work duties or job title are changed; (3) he or she voluntarily terminates his or her employment with the Company; (4) he or she terminates his or her employment with the Company as a result of retirement, disability, death, discharge by the Company for cause; (5) he or she fails to return to work after an approved leave of absence (including, without limitation, a failure to return for any reason following the expiration of a leave of absence, a failure to return for any reason after a leave of absence ends due to the

Employee being released to return to work, and the failure or inability to return to work because of a medical condition that continues beyond the expiration of the maximum period of a leave of absence) unless the position to which the Employee would have returned was eliminated as part of a layoff and the Employee is otherwise eligible pursuant to Section 2.1(a); or (6) he or she enters military service.

(c) Notwithstanding the foregoing, an Employee shall not be eligible for a Separation Benefit if he or she: (1) was employed on his or her Severance Date as a temporary or contract Employee; or (2) is determined by the Company to be assigned to or otherwise associated with any part of the business of the Company or a subsidiary or division of the Company that was sold or otherwise transferred to a different company, whether or not the Employee was entitled to retain his or her job with such different company.

(d) Notwithstanding the foregoing, an Employee shall not be eligible for a Separation Benefit if he or she is entitled to a payment described in Section 3.1(d) or (e) below.

(e) Individuals who are not classified by the Company as employees under Section 3121(d) of the Code (including but not limited to, individuals classified by the Company as independent contractors and consultants), and individuals who are classified by the Company as employees of an entity other than the Company (or an affiliate of the Company), are not considered “Employees” under this Plan, even if the classification by the Company is determined to be erroneous. The foregoing sentence sets forth a clarification of the intention of the Company regarding participation in this Plan, and the foregoing sentence is therefore applicable in interpreting the Plan for any year prior to the addition of this sentence.

ARTICLE III.

BENEFITS PAYABLE UNDER THE PLAN

3.1 - Separation Benefit Payable Under the Plan.

(a) Separation Benefit. Effective for layoffs announced on or after June 16, 2008, an Eligible Employee shall be eligible for a Separation Benefit if such Eligible Employee executes and delivers, upon or promptly following the termination of the Employee’s employment, a valid release of all claims against the Company and its agents in a form acceptable to the Company, and the Eligible Employee does not revoke such release within a time period required by law for the revocation of a release. The Separation Benefit payable to an Eligible Employee shall be determined based on the Eligible Employee’s Service with the Company. Except as set forth below, the Separation Benefit shall be an amount equal to the number of weeks of the Eligible Employee’s Weekly Base Compensation determined according to the following schedule:

Whole Years of Service	Separation Pay Benefit

Less than 15	1 1/2 weeks per year of Service, with a minimum of 6 weeks

15 or more	2 weeks per year of Service

If after calculating an Eligible Employee’s Separation Benefit the above schedule results in a partial week of a Separation Benefit, such partial week shall be rounded up to a whole week.

Notwithstanding the foregoing, the minimum Separation Benefit to be provided pursuant to this subsection (a) to an Eligible Employee who is employed at the Expert/Strategic career band classification level and above shall in no event be less than an amount equal to 18 weeks of the Eligible Employee’s Weekly Base Compensation.

Notwithstanding the foregoing, neither an Eligible Executive Employee (as defined in Appendix C) nor an Offer Letter Employee (as defined in Appendix F) shall receive a Separation Benefit.

(b) In no event shall the Separation Benefit pursuant to subsection (a) exceed 78 weeks.

(c) Notwithstanding the foregoing, the Company may adopt a schedule that provides lower benefits to a division or location than the benefits set forth in subsection (a) above. Any such schedule shall be attached hereto as an appendix by an amendment to the Plan and, upon its adoption, shall be considered a part of this Plan.

(d) Any payment of severance benefits under a change in control or similar agreement shall be in lieu of any Separation Benefit under this Plan.

(e) Any payment of severance benefits for international Service under a Company policy or agreement with an Employee shall be in lieu of any Separation Benefit under this Plan.

(f) The Separation Benefit paid to an Eligible Employee under this Plan shall be reduced by the amount paid to the Eligible Employee under any federal, state or local law which requires a formal notice period, pay in lieu of notice, severance payments or similar payments.

(g) The Separation Benefit shall not be considered “compensation” for purposes of determining any benefits provided under any pension, savings or other benefit plan maintained by the Company, except as provided specifically herein.

3.2 - Payment of Separation Benefit.

(a) Except as otherwise provided in this Plan, the Separation Benefit will be paid in the form of periodic payments. Subject to the Eligible Employee having executed and delivered to the Company the release contemplated by Section 3.1(a) and subject to Section 3.2(b), payment of the Separation Benefit shall (a) commence as soon as administratively practical following the date the release contemplated by Section 3.1(a) becomes irrevocable under all applicable law (the “Starting Date”) and (2) be completed no later than the last day of the Eligible Employee’s second taxable year following the taxable year in which the Eligible Employee’s Separation from Service occurs. The periodic payments shall be paid in accordance with the regular payroll practices in increments (e.g., biweekly) that conform to local practices for similarly situated active Employees.

If any laid-off Eligible Employee is reemployed by the Company or any of its subsidiaries or divisions within the payment period, his or her Separation Benefit payments will cease as of the date such reemployment is effective; provided, however, that the Eligible Employee shall not receive a Separation Benefit that is less than two (2) weeks pay.

(b) It is the Company’s intent that this Plan will constitute a “separation pay plan” that provides for benefits only upon an “involuntary separation from service” (within the meaning of Section 409A of the Code and Treasury Regulations promulgated thereunder). However, notwithstanding any other provision herein, if an Eligible Employee’s benefits hereunder exceed two (2) times the lesser of (x) the Eligible Employee’s annualized compensation for the year preceding the Eligible Employee’s Severance Date, and (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Severance Date occurs, then such excess amount shall not be paid until the earlier of (i) the date which is six (6) months after his or her Separation from Service or (ii) the date of the Eligible Employee’s death. Any amounts otherwise payable to an Eligible Employee upon or in the six (6) month period following the Eligible Employee’s Separation from Service that are not so paid by reason of this Section 3.2(b) shall be paid (without interest) as soon as administratively practical after the date that is six (6) months after the Eligible Employee’s Separation from Service (or, if earlier, as soon as administratively practical after the date of the Eligible Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(c) Interest shall not be payable on any Separation Benefit payment.

(d) In the event of an Eligible Employee’s death prior to receiving the full amount of his or her Separation Benefit, the amount remaining payable under the Plan shall be paid in a lump sum amount to the duly appointed and currently acting personal representative of such Eligible Employee’s estate (which shall include either the Eligible

Employee’s probate estate or living trust). If there is no personal representative of the Eligible Employee’s estate duly appointed and acting in that capacity within 90 days after the Eligible Employee’s death (or such extended period as the Administrator or delegate thereof determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Eligible Employee’s death), then such amount shall be paid in a lump sum amount to the person or persons who can verify by affidavit or court order to the satisfaction of the Administrator or delegate thereof that they are legally entitled to receive the benefits specified hereunder.

(e) In order for an Eligible Employee to receive payments under this Plan that are exempt from Social Security and Medicare (FICA) taxes, the Eligible Employee must meet one of the following requirements:

(i) He or she must provide the Company with periodic oral or written confirmation of eligibility for state unemployment benefits; or

(ii) He or she must provide the Company with evidence that he or she would be eligible for state unemployment benefits except for the fact that (A) he or she has insufficient wage credits; (B) he or she has exhausted the duration of state unemployment benefits; or (C) he or she has failed to satisfy the requisite waiting period, provided that state unemployment benefits will commence once the waiting period expires.

3.3 - Inability to Locate Participant.

In the event that the Administrator is unable to locate an Eligible Employee within two years following the date the Eligible Employee was to commence receiving payment of benefits pursuant to this Article III, the Eligible Employee’s entire benefit shall be forfeited. Furthermore, if any benefit payment (by check or other form of payment) to an Eligible Employee remains uncashed or unclaimed for two years following its delivery to the last known address of the Eligible Employee, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company. If, after such forfeiture, the Eligible Employee later claims such benefit, such benefit shall be reinstated without interest or earnings. The distribution of such benefits shall thereafter be made in the manner determined by the Administrator.

ARTICLE IV.

PLAN ADMINISTRATION

4.1 - Powers and Duties of the Administrator.

The Company shall be the plan administrator (as defined in Section 3(16)(A) of ERISA). The Company delegates its duties under the Plan to the Administrator. The Administrator may delegate certain of his or her duties as provided hereunder to one or more of the Employees of the Company. The Administrator and his or her delegates shall be named fiduciaries of the Plan to the extent required by ERISA. The Administrator shall enforce the Plan in accordance with its terms, and shall be charged with the general administration of the Plan. In accordance with Section 4.5, the Administrator shall have all powers and duties necessary to accomplish his or her purposes, including but not limited to, the following:

(1) To determine all questions relating to the eligibility of Employees to receive payments hereunder;

(2) To construe and interpret the terms and provisions of the Plan;

(3) To determine and compute the amount and timing of payments payable to Eligible Employees;

(4) To issue directions to the Company concerning all benefits which are to be paid from the Company’s general assets pursuant to the provisions of the Plan, and warrant that all such directions are in accordance with the Plan;

(5) To maintain all the necessary records for the administration of the Plan;

(6) To provide for disclosure of all information and filing or provision of all reports and statements to Eligible Employees or governmental bodies as shall be required by ERISA;

(7) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

(8) To establish claims procedures consistent with regulations of the Secretary of Labor for presentation of claims by Eligible Employees for Plan benefits, consideration of such claims, review of claim denials and issuance of decisions on review. Such claims procedures at a minimum shall consist of the following:

(A) The Administrator or its delegates shall notify Eligible Employees of their right to claim benefits under the claims procedures, may make forms available for filing such claims, and shall provide the name of the person or persons with whom such claims should be filed.

(B) The Administrator or his or her delegates shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim, unless special circumstances require an extension for processing the claim. If an extension is required, notice of the extension shall be furnished to the claimant prior to the end of the initial 90-day period, which notice shall indicate the reasons for the extension and the expected decision date. The extension shall not exceed ninety (90) days. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period described in the preceding three sentences. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the denial, (2) specific references to any provisions of the Plan on which the denial is based, (3) a description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (4) an explanation of the procedure for further reviewing the denial of the claim under the Plan, including a statement of the right of the claimant to bring an action under Section 502(a) of ERISA following an adverse benefit determination on review.

(C) The Administrator shall establish a procedure for review of claim denials, such review to be undertaken by the Administrator. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having sixty (60) days after receipt of denial of his claim to request such review. The claimant shall have the right to submit documents, records, issues, comments and other information in writing which relates to the claim for benefits, all of which shall be taken into account regardless of whether it was submitted in the initial benefit determination. The claimant shall be provided upon request and at no charge reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The review shall take into account all comments, documents, records and other information submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination.

(D) The Administrator shall establish a procedure for issuance of a decision by the Administrator not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60)-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.

(E) The Administrator shall provide a claimant with written notice of the Plan’s benefit determination on review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the adverse determination; (2) reference to the specific plan provisions on which the benefit determination is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (4) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

4.2 - Transmittal of Information.

In order to enable the Administrator to perform his or her functions under the Plan, the Company shall supply full and timely information to the Administrator on all matters relating to the Weekly Base Compensation of Eligible Employees, their employment, retirement, death, or the cause for termination of employment and such other pertinent facts as may be required.

4.3 - Compensation, Expenses, Indemnity and Liability.

(a) The Administrator and his or her delegates shall serve without compensation for their services hereunder.

(b) The Administrator is authorized at the expense of the Company to employ such legal counsel, and make use of clerical or other personnel, as he or she may deem advisable to assist in the performance of his or her duties hereunder.

(c) To the extent permitted by applicable law, the Company shall indemnify and save harmless the Administrator and any Employee of the Company to whom the Administrator has delegated his or her duties under the Plan against any and all expenses, liabilities and claims, including legal fees paid to defend against such liabilities and claims, arising out of their discharge of responsibilities in good faith under the Plan, excepting only expenses, liabilities and claims arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under state law. Payments with respect to the indemnity and payments of expenses or fees shall be made from the general assets of the Company.

4.4 - Manner of Administering.

The Administrator shall have full discretion to construe and interpret the terms and provisions of the Plan, and shall have full discretion to carry out his or her other powers and duties. The actions, interpretations or constructions of the Administrator shall be final and binding on all parties, including but not limited to the Company and any Eligible Employee, except as otherwise provided by law.

ARTICLE V.

AMENDMENT AND TERMINATION

5.1 - Amendments and Termination.

The Compensation Committee shall have the power to terminate the Plan and to amend the Plan from time to time and to amend further or cancel any such amendment. In addition, the Senior Vice President - Human Resources, of the Company, or any other person whom the Chief Executive Officer of the Company has designated as having the power to amend the Plan, shall have the power to terminate the Plan and to amend the Plan from time to time and to amend further or cancel any such amendment as to, in each case, Employees who are not Covered Employees. Any amendment shall be effective in the manner and at the time therein set forth, and the Company and all Eligible Employees to which the amendment applies shall be bound thereby.

5.2 - Discontinuance or Termination of Plan.

It is the expectation of the Company that the Plan will be continued until all payments are made that may be payable under the Plan, but continuance of the Plan is not assumed as a contractual obligation of the Company. In the event that the Plan is terminated, no Eligible Employee shall have any claim against any of the assets of the Company. The power to terminate the Plan rests with the officer or officers of the Company set forth in Section 5.1.

ARTICLE VI.

MISCELLANEOUS

6.1 - Limitation on Eligible Employees’ Rights.

(a) Payments made under the Plan shall not give any Employee the right to be retained in the Company’s employ or any right or interest under the Plan other than as herein provided. The Company reserves the right to dismiss any Employee without any liability for any claim against the Company. Inclusion under the Plan will not give any Eligible Employee any right to claim any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. An Eligible Employee shall not have any recourse toward satisfaction of such benefit becoming fixed under the terms of the Plan from other than the general assets of the Company.

(b) Payments made under the Plan shall not give any Employee the right to any benefits provided only to Employees retained in the Company’s employ (e.g., the Company’s health and dental plans). Except as may otherwise be required by law or set forth specifically in such plans, such benefits shall be terminated as of the Employee’s Severance Date.

6.2 - Unsecured General Creditor.

All Eligible Employees and their heirs, successors, assigns and personal representatives shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company with respect to benefits payable under the Plan. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfillment of the obligations of the Company under the Plan. The Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of all Eligible Employees shall be no greater than those of unsecured general creditors.

6.3 - Withholding.

There shall be deducted from each payment under the Plan all taxes that are required to be withheld by the Company with respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

6.4 - Restriction Against Alienation.

None of the benefits, payments, proceeds or claims of any Eligible Employee shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Employee have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the above, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy.

6.5 - Governing Law.

The Plan shall be construed, administered, and governed in all respects under applicable federal law, and to the extent that federal law is inapplicable, under the laws of the State of California; provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Plan being a welfare benefit plan within the meaning of Section 3(1) of ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.6 - Headings, etc., Not Part of Agreement.

Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

6.7 - Instrument in Counterparts.

The Plan has been executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

6.8 - Reorganization of the Company.

In the event of the dissolution, merger, consolidation, or reorganization of the Company, the Plan shall terminate unless the Plan is continued by a successor company in accordance with a resolution of its board of directors.

6.9 - Construction.

As used in the Plan, the masculine gender shall include the feminine and the singular may include the plural, unless the context clearly indicates to the contrary.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed by its duly authorized officer on this 9th day of December, 2010.

BECKMAN COULTER, INC.

By:	/s/ Allison F. Blackwell
Allison F. Blackwell

Its	Senior Vice President, Human Resources

APPENDIX A

PARTICIPATION BY AGENCOURT EMPLOYEES

Agencourt Bioscience Corporation (“Agencourt”) shall be a “Company” under the Plan, effective as of May 31, 2005 (the date Agencourt became a wholly-owned subsidiary of the Company). The terms and conditions of the participation of the Agencourt employees shall be generally-applicable terms and conditions of the Plan, except that for Agencourt employees who were employed by Agencourt as of May 31, 2005, “Service” shall include service with Agencourt prior to May 31, 2005, as recognized and adjusted on the records of Agencourt for seniority and similar purposes.

APPENDIX B

Special Rules Related to 2005 Reorganization

This Appendix B shall apply to Eligible Employees who are laid off as part of the Company’s 2005 Reorganization, as well as certain Eligible Employees who voluntarily terminate employment in connection with the Company’s 2005 Reorganization.

1. If an Eligible Employee executes, delivers and does not rescind the release specified in Section 2 of Appendix E, the Eligible Employee shall be eligible for an extension of the “Continuing Medical Benefit,” as defined below. The number of months for which the Continuing Medical Benefit will be extended beyond the number of months specified in Section 3 of this Appendix B is as follows:

Years of Service	Extension of Continuing Medical Benefit
Less than 15	3 Months

15 to 24	6 Months

25 or more	12 Months

Years of Service shall be determined in accordance with Section 3.1(c) of the Plan.

2. The Continuing Medical Benefit is the continuation of medical benefit coverage for the Eligible Employee as in effect immediately before the Eligible Employee’s Severance Date, in exchange for payment by the Eligible Employee of the contribution rate charged to active Employees for such coverage. If the Eligible Employee’s coverage immediately before his or her Severance Date included coverage for any dependents, the Continuing Medical Benefit shall apply to such dependents’ coverage (subject to payment by the Eligible Employee of the contribution rate charged to active Employees for such dependents’ coverage). Any changes to the terms of the medical benefit coverage (including changes in the contribution rates) established by the Company for active Employees during the period of the Continuing Medical Benefit shall apply with respect to the Continuing Medical Benefit. With respect to participants who are eligible for Medicare during their Continuing Medical Benefit period, medical benefits will be paid under the Continuing Medical Benefit as if the participant is also enrolled in Medicare, even if the participant is not actually enrolled in Medicare.

3. Eligible Employees who do not execute and deliver the release specified in Section 2 of Appendix E, or who rescind such release, shall be entitled (consistent with the Company’s usual policy) to three (3) months of the Continuing Medical Benefit if the Employee has less than 15 years of Service with the Company or six (6) months of the Continuing Medical Benefit if the Employee has 15 or more years of Service with the Company.

4. The period of any Continuing Medical Benefit shall cease as of the date the Eligible Employee fails to pay the required premium, as determined by the Company.

5. The expiration of the period of the extension of the Continuing Medical Benefit shall be deemed the date of the “qualifying event” for continued coverage under ERISA Section 601 et. seq. (commonly called “COBRA”). The period of such COBRA continued coverage (if elected and paid for pursuant to the Company’s procedures in accordance with the Company’s Welfare Benefits Plan) shall commence upon the expiration of the period of the extension of the Continuing Medical Benefit. If the Eligible Employee is not eligible for the extension of the Continuing Medical Benefit, then the period described in paragraph 3 above shall count as part of the Eligible Employee’s COBRA continuation coverage period.

APPENDIX C

Executive Severance Pay Provisions

This Appendix C sets forth the eligibility requirements for and benefits payable under the executive severance pay portion of the Plan (such benefit referred to herein as an “Executive Benefit”). Except to the extent inconsistent with the terms of this Appendix C, all other terms of the Plan shall remain in full force and effect with respect to Employees who fulfill the requirements of and become entitled to an Executive Benefit under this Appendix C.

1. An Employee shall be eligible for an Executive Benefit if such Employee is an Executive Officer, Corporate Vice President or Group Vice President of the Company who incurs a Separation from Service with the Company at the request of the Board of Directors of Beckman Coulter, Inc. (the “Board”) or, with the support of the Board, the Chief Executive Officer of Beckman Coulter, Inc. (the “CEO”); provided, however, that no Employee shall be eligible for an Executive Benefit if such Employee’s service with the Company is terminated for cause. Without limiting the powers and authority of administration under Article IV, all determinations of eligibility for an Executive Benefit shall be determined by the Administrator, except that any determination as to whether the Administrator (in his capacity as an executive of the Company) is eligible for an Executive Benefit shall be made by the CEO.

2. The Executive Benefit payable to an Employee (including the CEO) meeting the requirements of Section 1 of this Appendix C (an “Eligible Executive Employee”) shall be determined based on the Eligible Executive Employee’s Service with the Company. The Executive Benefit shall be equal to the product of (i) the number of the Eligible Executive Employee’s full years of Service with the Company and (ii) two (2) times the Eligible Executive

Employee’s monthly base rate of compensation; provided, however, that the Executive Benefit shall in no event be less than six (6) times the Eligible Executive Employee’s monthly base rate of compensation, and shall in no event be more than eighteen (18) times the Eligible Executive Employee’s monthly base rate of compensation. Notwithstanding the foregoing sentence, the Executive Benefit in the case of the CEO shall be equal to the product of (x) the number of the CEO’s full years of Service with the Company and (y) three (3) times the CEO’s monthly base rate of compensation; provided, however, that the CEO’s Executive Benefit shall in no event be less than nine (9) times the CEO’s monthly base rate of compensation, and shall in no event be more than twenty-four (24) times the CEO’s monthly base rate of compensation. Payment of the Executive Benefit is in lieu of any Separation Benefits described under Section 3.1 of this Plan and under Appendix E, as applicable.

3. An Eligible Executive Employee shall be entitled to an Executive Benefit only if the Eligible Executive Employee satisfies all of the following: (a) the Eligible Executive Employee executes, delivers, does not revoke and complies with all of the Eligible Executive Employee’s obligations under (i) a general release of claims against the Company and its agents, and (ii) to the extent requested by the Company, an agreement not to compete with the Company, its subsidiaries and its affiliates and/or not to solicit the employees or customers of the Company, its subsidiaries and its affiliates (the “Release and Noncompetition Agreement”); (b) if the Eligible Executive Employee is a member of the board of directors of Beckman Coulter, Inc. at the time of the termination of his or her employment and if a conditional resignation was previously requested by the board of directors of Beckman Coulter, Inc., the Eligible Executive Employee has submitted, and has not revoked without the approval or ratification of the board of directors of Beckman Coulter, Inc., such conditional resignation from the board of directors of

Beckman Coulter, Inc., which conditional resignation would be effective upon (i) such termination of his or her employment and (ii) acceptance of such resignation by the board of directors of Beckman Coulter, Inc.; and (c) if so requested by the Company, the Eligible Executive Employee irrevocably resigns as an officer, director, employee, member, manager and in any other capacity with Beckman Coulter, Inc. and each of its subsidiaries and affiliates (including, without limitation and as applicable, as a member of the Board and as a member of the board of directors or similar governing body, and any administrative or benefit plan committee, of Beckman Coulter, Inc. or any of its subsidiaries or affiliates). The Release and Noncompetition Agreement as well as any such resignation requested by the Company shall be in a form acceptable to the Company. Notwithstanding anything in the Plan to the contrary, if an Eligible Executive Employee revokes or fails to execute and deliver the Release and Noncompetition Agreement or (unless otherwise provided by the Plan Administrator in the circumstances) any resignation previously tendered by the Eligible Executive Employee and/or requested by the Company in accordance with the preceding two sentences, such Eligible Executive Employee shall receive no benefits under this Plan. Furthermore, if an Eligible Executive Employee fails to comply with all of the Eligible Executive Employee’s obligations under the Release and Noncompetition Agreement (including, for example, by engaging in competition with the Company), (i) the release of claims against the Company shall continue to apply, (ii) the Eligible Executive Employee shall not be entitled to payment of any benefits under this Plan that had not been paid as of the date the Eligible Executive Employee first failed to comply with any of such obligations, and (iii) the Company shall be entitled to recoup any benefits under this Plan that were paid after the date the Eligible Executive Employee first failed to comply with any of such obligations.

4. Except as otherwise provided herein, payment of the Executive Benefit shall be made in accordance with Section 3.2.

APPENDIX D

PARTICIPATION BY DAKO COLORADO EMPLOYEES AND

SPECIAL TRANSITIONARY RULES

1. Participation by Dako Colorado Employees. Dako Colorado, Inc. (“Dako”) shall be a “Company” under the Plan immediately upon the Company’s acquisition of Dako. The terms and conditions of the participation of Dako employees shall be the generally-applicable terms and conditions of the Plan, except as set forth in this Appendix D. For Dako employees who were employed by Dako as of the date of the Company’s acquisition of Dako, “Service” shall include service with Dako prior to such acquisition date, as recognized and adjusted on the records of Dako for seniority and similar purposes.

2. Special Transition Rule for Initial Dako Participants. Notwithstanding Section 1 of this Appendix D, for individuals who were employees of Dako as of the date of the Company’s acquisition of Dako and who become entitled to benefits under the Plan as a result of a layoff by the Company that occurs on or before December 31, 2009, (i) the Separation Benefit shall, in lieu of any other Separation Benefit under the Plan and not in addition thereto, be equal to two weeks of Weekly Base Compensation for each year of Service, and (ii) such Separation Benefit shall only be payable if such individual executes and delivers a valid release of all claims against the Company and its agents in a form acceptable to the Company, and such individual does not revoke such release within a time period required by law for the revocation of a release.

3. Special Transition Rule. A Dako employee is (and at the time of the Company’s acquisition of Dako, was) subject to a written agreement expressly setting forth such employee’s entitlement to separation pay benefits in the event such employee becomes entitled to benefits as a result of a layoff that occurs on or before April 29, 2008. Accordingly, and notwithstanding

Section 1 of this Appendix D, if such employee becomes entitled to benefits under the Plan as a result of a layoff by the Company that occurs on or before April 29, 2008, (i) the Separation Benefit shall, in lieu of any other Separation Benefit under the Plan and not in addition thereto, be 17.33 weeks of Weekly Base Compensation (regardless of such employee’s Service), and (ii) such Separation Benefit shall only be payable if such employee executes and delivers a valid release of all claims against the Company and its agents in a form acceptable to the Company, and does not revoke such release within a time period required by law for the revocation of a release.

4. Employees Entitled to Dako Denmark Benefits not Eligible. Notwithstanding Section 1 of this Appendix D, any employee who, as determined by the Company, is eligible (or could become eligible by applying) for a severance or similar benefit payable by Dako Denmark or for which Dako Denmark retained or assumed any liability in connection with the Company’s acquisition of Dako, shall not participate in this Plan and shall not be entitled to any benefits under this Plan.

5. Payment of Dako Denmark Benefits. Except as otherwise provided herein, payment of any benefits under this Appendix D shall be made in accordance with Section 3.2.

APPENDIX E

SEPARATION BENEFITS FOR LAYOFFS ANNOUNCED PRIOR TO JUNE 16, 2008

Effective for layoffs announced prior to June 16, 2008, an Eligible Employee shall be eligible to receive the Separation Benefits described below in this Appendix E. Except to the extent inconsistent with the terms of this Appendix E, all other terms of the Plan shall remain in full force and effect with respect to Employees who are eligible to receive the Separation Benefits described below in this Appendix E.

1. Basic Benefit. The Basic Benefit payable to an Eligible Employee shall be determined based on the Eligible Employee’s Service with the Company. Except as otherwise provided, the Basic Benefit shall be an amount equal to the number of weeks of the Eligible Employee’s Weekly Base Compensation determined according to the following schedule:

Years of Service	Basic Benefit

Less than 3	2 weeks

At least 3, but less than 15	1 week per year of Service

15 or more	1 1/2 weeks per year of Service

Effective for layoffs announced after March 1, 1998, if after calculating an Eligible Employee’s Basic Benefit, the above schedule results in a Basic Benefit that includes a unit of 1/2 Weekly Base Compensation, such unit shall be rounded up to 3/5 of Weekly Base Compensation. Effective for an Eligible Employee notified of a layoff after December 31, 1999, if after calculating an Eligible Employee’s Basic Benefit, the above schedule results in a partial week of Basic Benefit, such partial week shall be rounded up to a whole week.

Notwithstanding the foregoing, an Eligible Executive Employee (as defined in Appendix C) shall not receive a Basic Benefit.

2. Additional Benefit. In addition to the Basic Benefit, an Eligible Employee shall be eligible for an Additional Benefit if such Eligible Employee executes and delivers a valid release of all claims against the Company and its agents in a form acceptable to the Company, and the Eligible Employee does not revoke such release within a time period required by law for the revocation of a release. The Additional Benefit payable to an Eligible Employee shall be determined based on the Eligible Employee’s Service with the Company. Except as set forth below, the Additional Benefit shall be an amount equal to the number of weeks of the Eligible Employee’s Weekly Base Compensation determined according to the following schedule:

Years of Service	Additional Benefit

Less than 10	4 weeks

At least 10, but less than 15	6 weeks

At least 15, but less than 25	8 weeks

25 and more	12 weeks

Notwithstanding the foregoing, an Eligible Executive Employee (as defined in Appendix C) shall not receive an Additional Benefit.

3. For purposes of determining an Eligible Employee’s Separation Benefit under this Appendix E, incomplete years of service shall be rounded up or down to the nearest year. Effective for layoffs or other terminations announced after March 1, 1998, only complete years of Service shall be regarded for purposes of determining an Eligible Employee’s Service with the Company. In no event shall the Separation Benefit pursuant to this Appendix E exceed 104 weeks.

4. Subject to Section 3.2(b), if this Appendix E applies, payment of the Basic Benefit shall commence as soon as administratively practical following the applicable Severance Date, and payment of the Additional Benefit (if any) shall commence as soon as administratively practical after the final periodic payment of the Basic Benefit, subject, however, to the Participant’s having executed and delivered to the Company the release contemplated by Section 2 of this Appendix E and not having revoked such release. If any laid-off Eligible Employee subject to this Appendix E is reemployed by the Company or any of its subsidiaries or divisions within the payment period, his or her periodic Basic Benefit payments will cease as of the date such reemployment is effective and, if applicable, any remaining Additional Benefit payments will continue to be paid according to the same scheduled periodic payment dates.

5. Except as otherwise provided herein, the Separation Benefits payable under this Appendix E shall be made in accordance with Article 3 of the Plan.

APPENDIX F

Offer Letter Severance Pay Provisions

This Appendix F sets forth the eligibility requirements for and benefits payable with respect to employees who receive an offer letter that specifically provides for calculating a Separation Benefit other than as described in Section 3.1 (such benefit referred to herein as an “Offer Letter Benefit”). Except to the extent inconsistent with the terms of this Appendix F, all other terms of the Plan shall remain in full force and effect with respect to Employees who fulfill the requirements of and become entitled to an Offer Letter Benefit under this Appendix F.

1. An Employee shall be eligible for an Offer Letter Benefit if such Employee receives an offer letter providing for an Offer Letter Benefit; provided, however, that no Employee shall be eligible for an Offer Letter Benefit if such Employee would not be eligible for a Separation Benefit. Without limiting the powers and authority of administration under Article IV, all determinations of eligibility for an Offer Letter Benefit shall be determined by the Administrator.

2. The Offer Letter Benefit payable to an Employee meeting the requirements of Section 1 of this Appendix F (an “Offer Letter Employee”) shall be determined based on the Offer Letter Employee’s Service with the Company.

3. An Offer Letter Employee shall be entitled to an Offer Letter Benefit only if the Offer Letter Employee executes, delivers, and does not revoke a release as described in Section 3.1.

4. Except as otherwise provided herein, payment of the Offer Letter Benefit shall be made in accordance with Section 3.2.